SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2011

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road, Suite 1200

Atlanta Georgia 30328

(Address of Principal Executive Offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

On February 3, 2011, Beazer Homes USA, Inc. (“Beazer” or the “Company”) filed with the Delaware Secretary of State a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Amended and Restated Certificate of Incorporation adding a new Article 8 thereto (the “Protective Amendment”) that is intended to help preserve certain tax benefits primarily associated with the Company’s net operating losses. As described below under Item 5.07 of this Current Report, the Protective Amendment was approved by the stockholders at the Company’s 2011 Annual Meeting of Stockholders. The following is a summary of the material terms of the Protective Amendment.

Prohibited Transfers. The Protective Amendment generally restricts any direct or indirect transfer (such as transfers of the Company’s stock that result from the transfer of interests in other entities that own the Company’s stock) if the effect would be to:

•	increase the direct or indirect ownership of Beazer’s stock by any Person (as defined below) from less than 4.95% to 4.95% or more; or

•	increase the percentage of Beazer’s common stock owned directly or indirectly by a Person owning or deemed to own 4.95% or more of Beazer’s common stock.

“Person” means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity.

Restricted transfers include sales to Persons whose resulting percentage ownership (direct or indirect) of the Company’s common stock would exceed the 4.95% thresholds discussed above or to Persons whose direct or indirect ownership of the Company’s common stock would by attribution cause another Person to exceed such threshold. Common stock ownership rules prescribed by the Interval Revenue Code of 1986, as amended (the “Code”) and regulations issued thereunder (the “Treasury Regulations”) will apply in determining whether a Person is a 4.95% stockholder under the Protective Amendment. A transfer from one member of a “public group” (as that term is defined under Section 382 of the Code, and applicable Treasury Regulations (“Section 382”)) to another member of the same public group does not increase the percentage of Beazer’s common stock owned directly or indirectly by the public group, and, therefore, such transfers are not restricted. For purposes of determining the existence and identity of, and the amount of Beazer common stock owned by, any stockholder, Beazer will be entitled to rely on the existence or absence of certain public securities filings as of any date, subject to Beazer’s actual knowledge of the ownership of the Company’s common stock. The Protective Amendment includes the right to require a proposed transferee, as a condition to registration of a transfer of Beazer’s common stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of the Company’s common stock.

These transfer restrictions may result in the delay or refusal of certain requested transfers of Beazer’s common stock or may prohibit ownership (thus requiring dispositions) of the Company’s common stock due to a change in the relationship between two or more persons or entities or to a transfer of an interest in an entity other than the Company that, directly or indirectly, owns Beazer’s common stock. The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) with respect to Beazer’s common stock to the extent that, in certain circumstances, the creation, transfer or exercise of the option would result in a proscribed level of ownership.

Consequences of Prohibited Transfers. Any direct or indirect transfer attempted in violation of the Protective Amendment will be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of Beazer’s common stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) will not be recognized as the owner of the shares owned in violation of the Protective Amendment for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such common stock, or in the case of options, receiving common stock in respect of their exercise. Common stock purportedly acquired in violation of the Protective Amendment is referred to herein as “excess stock.”

In addition to a prohibited transfer being void as of the date it is attempted, upon demand, the purported transferee must transfer the excess stock to the Company’s agent along with any dividends or other distributions paid with respect to such excess stock. Beazer’s agent is required to sell such excess stock in an arm’s-length transaction (or series of transactions) that would not constitute a violation under the Protective Amendment. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by the Company’s agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the prohibited transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the agent and will be required to remit all proceeds to the Company’s agent (except to the extent Beazer grants written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had Beazer’s agent sold such shares).

To the extent permitted by law, any stockholder who knowingly violates the Protective Amendment will be liable for any and all damages Beazer suffers as a result of such violation, including damages resulting from any limitation in the Company’s ability to use its net operating losses and unrealized tax losses (collectively, “NOLs”) and any professional fees incurred in connection with addressing such violation.

With respect to any transfer of common stock that does not involve a transfer of Beazer “securities” within the meaning of the Delaware General Corporation Law but that would cause any stockholder of 4.95% or more of Beazer’s stock to violate the Protective Amendment, the following procedure will apply in lieu of those described above: in such case, such stockholder and/or any person whose ownership of Beazer’s securities is attributed to such stockholder will be deemed to have disposed of (and will be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such holder not to be in violation of the Protective Amendment, and such securities will be treated as excess stock to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such stockholder or such other person that was the direct holder of such excess stock from the proceeds of sale by the agent being the fair market value of such excess stock at the time of the prohibited transfer.

Public Groups; Modification and Waiver of Transfer Restrictions. In order to facilitate sales by stockholders into the market, the Protective Amendment permits otherwise prohibited transfers of Beazer’s common stock where the transferee is a public group. These permitted transfers include transfers to new public groups that would be created by the transfer and would be treated as a 4.95% stockholder.

In addition, the Board of Directors has the discretion to approve a transfer of the Company’s common stock that would otherwise violate the transfer restrictions if it determines that the transfer is in stockholders’ best interests. In deciding whether to grant a waiver, the Board of Directors may seek the advice of counsel and tax experts with respect to the preservation of the Company’s federal tax attributes pursuant to Section 382. In addition, the Board of Directors may request relevant information from the acquirer and/or selling party in order to determine compliance with the Protective Amendment or the status of the Company’s federal income tax benefits, including an opinion of counsel selected by the Board of Directors (the cost of which will be borne by the transferor and/or the transferee) that the transfer will not result in a limitation on the use of the NOLs under Section 382. If the Board of Directors decides to grant a waiver, it may impose conditions on the acquirer or selling party.

In the event of a change in law, the Board of Directors is authorized to modify the applicable allowable percentage ownership interest (currently 4.95%), to modify any of the definitions, terms and conditions of the transfer restrictions or to eliminate the transfer restrictions, provided that the Board of Directors determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the NOLs or that the continuation of these restrictions is no longer reasonably necessary for such purpose, as applicable. Stockholders will be notified of any such determination through a filing with the SEC or such other method of notice as the Secretary of the Company shall deem appropriate.

The Protective Amendment will expire on the earliest of (i) the Board of Directors’ determination that the Protective Amendment is no longer necessary for the preservation of the Company’s NOLs because of the amendment or repeal of Section 382 or any successor statute, (ii) the beginning of a taxable year to which the Board of Directors determines that none of the Company’s NOLs may be carried forward (iii) such date as the Board of Directors otherwise determines that the Protective Amendment is no longer necessary for the preservation of the Company’s NOLs and (iv) November 12, 2013.

The Board of Directors may establish, modify, amend or rescind by-laws, policies and any procedures for purposes of determining whether any transfer of common stock would jeopardize the Company’s ability to use its NOLs.

The foregoing description of the Certificate of Amendment is qualified in its entirety by reference to the Certificate Amendment, a copy of which is filed hereto as Exhibit 3.1 and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information provided under Item 3.03 above is incorporated by reference into this Item 5.03.

Item 5.07	Submission of Matters to a Vote of Security Holders

On February 2, 2011, the Company held its 2011 Annual Meeting of Stockholders. A total of 63,151,159 shares were represented in person or by valid proxy at the 2011 Annual Meeting and the Company’s stockholders took the following actions:

Election of Directors - Stockholders elected Laurent Alpert, Brian C. Beazer, Peter G. Leemputte, Ian J. McCarthy, Norma A. Provencio, Larry T. Solari and Stephen P. Zelnak to serve as directors until the next annual meeting of stockholders or until their successors are elected and qualified. The number of votes cast for each of these individuals is as set forth below:

Director	Shares For	Shares Against	Shares Abstained	Broker Non- Votes
Laurent Alpert	39,005,445	4,746,519	196,300	19,202,895
Brian C. Beazer	39,228,709	4,560,210	159,345	19,202,895
Peter G. Leemputte	39,086,137	4,672,475	189,652	19,202,895
Ian J. McCarthy	39,189,531	4,569,278	189,455	19,202,895
Norma A. Provencio	38,776,993	4,998,742	172,529	19,202,895
Larry T. Solari	38,662,541	5,096,282	189,441	19,202,895
Stephen P. Zelnak	38,700,290	5,050,530	197,444	19,202,895

Ratification of Independent Accountants - Stockholders ratified the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011. The vote totals were 61,973,574 shares for, 907,921 shares against, and 269,664 share abstentions.

Non-Binding Advisory Vote on the Compensation of the Named Executive Officers - Stockholders voted against, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers for fiscal year 2010. The vote totals were 20,172,993 shares for, 23,632,597 shares against, 142,674 share abstentions and 19,202,895 broker non-votes.

Non-Binding Advisory Vote on the Frequency of “Say on Pay” Proposals - Stockholders approved, on a non-binding, advisory basis, to vote annually on the compensation paid to the Company’s named executive officers. The vote totals were 40,921,392 shares for “say on pay” votes to occur on an annual basis, 582,352 shares for “say on pay” votes to occur every two years, 2,233,174 shares for “say on pay” votes to occur every three years, 211,346 share abstentions and 19,202,895 broker non-votes.

Approval of Protective Amendment to the Certificate of Incorporation - Stockholders approved the adoption of a protective amendment to the Company’s Certificate of Incorporation to help preserve certain tax benefits primarily associated with the Company’s net operating losses. See Item 3.03 above for further information regarding the protective amendment. The vote totals were 55,332,761 shares for, 7,423,746 shares against, and 394,652 share abstentions.

Approval of Section 382 Rights Agreement. Stockholders approved the Beazer Homes USA, Inc. Section 382 Rights Agreement, as amended to help protect the tax benefits primarily associated with the Company’s net operating losses. The vote totals were 53,605,940 shares for, 8,998,635 shares against and 546,584 share abstentions.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

3.1	Certificate of Amendment dated February 3, 2011 to the Amended and Restated Certificate of Incorporation of Beazer Homes USA, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: February 8, 2011	By:	/s/ Kenneth F. Khoury
Kenneth F. Khoury
Executive Vice President and General Counsel